Exhibit 2.1

DESCRIPTION OF RIGHTS OF SECURITIES

Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

As of March 19, 2026, SMX (Security Matters) Public Limited Company (the “Company,” “we,” “us,” and “our”) has the following securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, with a nominal value of $0. 00000000012219451015625 per share	SMX	Nasdaq Stock Market LLC
Warrants, each exercisable for one Ordinary Share at an exercise price of $869,118.16 per share	SMXWW	Nasdaq Stock Market LLC
Preferred Share Purchase Rights	None	Nasdaq Stock Market LLC

General

The Company is a public limited company organized and existing under the laws of Ireland. The Company was formed on July 1, 2022 as a public limited company incorporated in Ireland under the name “Empatan Public Limited Company” and underwent a change of name to SMX (Security Matters) Public Limited Company on February 17, 2023. The Company’s affairs are governed by the Company’s Amended and Restated Memorandum and Articles of Association, the ICA, and the laws of Ireland.

The following are summaries of material provisions of the Company’s Amended and Restated Memorandum and Articles of Association and the Irish Companies Act of 2014 (the “ICA”), insofar as they relate to the material terms of the Ordinary Shares.

Description of Ordinary Shares

The following are summaries of material provisions of the Company’s Amended and Restated Memorandum and Articles of Association, and the ICA, insofar as they relate to the material terms of the Ordinary Shares.

General. The authorized share capital of the Company is $99,920,000,000,000,000,170,122,249 divided into 817,549,003,406,601,232,640 Ordinary Shares with a nominal value of US$0.00000000012219451015625 each, 200,000,000,000 preferred shares with a nominal value of $0.0001 each, and €25,000 divided into 25,000 Deferred Ordinary Shares with a nominal value of €1.00 each.

On May 2, 2025, the Company’s shareholders approved the subdivision of its ordinary shares into 1 ordinary share of $0.00000000000001 par value (which was later increased to $0.00000000012219451015625 pursuant to the 1-for-4.8828125 reverse stock split) with the same rights as each current ordinary share, and 470,250,014,886,351 new deferred shares of US$0.00000000000001 par value with the following rights: (i) each new deferred share shall not entitle the holder thereof to receive notice, attend or vote at general meetings of the Company; (ii) each New Deferred Share shall not entitle the holder thereof to participate in any dividends declared or paid by the Company; and (iii) on a return of capital on a winding up or otherwise, each New Deferred Share shall entitle the holder thereof to receive an amount of US$0.00000000000001 on each deferred share after an amount of $1,000,000,000 has been paid in respect of each ordinary share.

On December 1, 2025, the Company’s shareholders approved the cancellation of the 7,999,999,999,999,982,413,677 new deferred ordinary shares with a nominal value of US$0.00000000000001 each in the authorised share capital of the Company, which had not been taken or agreed to be taken by any person, pursuant to Section 83(1)(f)(ii) of the ICA.

Immediately prior to consummation of the Business Combination pursuant to the BCA and the SID, the Company had issued and paid-up share capital of (i) €25,000 representing 25,000 deferred shares of €1.00 each and (ii) $0.0001 representing one Ordinary Share of $0.0001 each in the capital of the Company, in order to satisfy statutory capitalization requirements for all Irish public limited companies.

Dividends. The holders of Ordinary Shares are entitled to such dividends as may be declared by the Company’s board of directors. Dividends may be declared and paid out of the funds legally available therefor, or any other fund or account which can be authorized for this purpose in accordance with the ICA.

Voting Rights. Each Ordinary Share shall be entitled to one vote on all matters subject to the vote at general meetings of the Company. Voting at any meeting of shareholders is by way of a poll, which shall be taken in such manner as the chairperson of the meeting directs.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than 75% of the votes cast attaching to the outstanding Ordinary Shares at a meeting. Where the shareholders wish to act by way of written resolution in lieu of holding a meeting, unanimous consent of the holders of the Ordinary Shares shall be required. A special resolution will be required for important matters such as a change of name, reducing the share capital or making changes to the Company’s Amended and Restated Memorandum and Articles of Association.

Transfer of Ordinary Shares. Subject to the restrictions contained in the BCA with respect to the Ordinary Shares, and subject to any further restrictions contained in the Amended and Restated Memorandum and Articles of Association, any shareholder may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by the Company’s Board.

Liquidation. On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of Ordinary Shares), assets available for distribution among the holders of Ordinary Shares shall be distributed among the holders thereof on a pro rata basis. If the Company’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by the Company’s shareholders proportionately.

General Meetings of Shareholders. Shareholders’ meetings may be convened by the board of directors on the requisition of the shareholders or, if the Board fails to so convene a meeting, such extraordinary general meetings may be convened by the requisitioning shareholders where the requisitioning shareholders hold not less than 10% of the paid up share capital of the Company. Any action required or permitted to be taken at any annual or extraordinary general meetings may be taken only upon the vote of the shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with the Company’s Amended and Restated Memorandum and Articles of Association and the ICA. Unanimous consent of the holders of the Ordinary Shares shall be required before the shareholders may act by way of written resolution without a meeting.

Description of Public Warrants

Each whole Public Warrant shall entitle the holder thereof to purchase a fraction of one Ordinary Share at an exercise price of $869,118.16 per share (post-7:1, 10.89958:1, 8:1 and 4.8828125 reverse stock splits).

Subject to the terms of the BCA, on the consummation of the Business Combination, each Lionheart Public Warrant remained outstanding but was automatically adjusted to become one Public Warrant. Each such Public Warrant continues to have, and be subject to, the same terms and conditions set forth in the warrant agreement pursuant to which such Lionheart Public Warrant was issued immediately prior to the consummation of the Business Combination, except that each Public Warrant is exercisable (or will become exercisable in accordance with its terms) for that number of whole Ordinary Shares equal to the number of Lionheart Private Shares that were issuable upon exercise of such Lionheart Public Warrant that was outstanding immediately prior to the consummation of the Business Combination, and subject to adjustment pursuant to all subsequent reverse stock splits. In addition, each Lionheart Private Warrant remains outstanding but is automatically adjusted to become one Public Warrant, subject to adjustment pursuant to all subsequent reverse stock splits (each a “Parent Founder Warrant”). Each such Parent Founder Warrant continues to have, and be subject to the same terms and conditions set forth in the warrant agreement pursuant to which such Lionheart Private Warrant was issued immediately prior to the consummation of the Business Combination, except that each Parent Founder Warrant is exercisable (or will become exercisable in accordance with its terms) for that number of whole Ordinary Shares equal to the number of Lionheart Private Shares that were issuable upon exercise of such Lionheart Private Warrant that was outstanding immediately prior to the consummation of the Business Combination, subject to adjustment pursuant to all subsequent reverse stock splits. As used herein: (1) “Lionheart Private Shares” shall mean the original 400,000 shares of Lionheart Class A Common Stock, included in the units (“Lionheart Private Units”) issued in private placements at the time of the consummation of the initial public offering by Lionheart, which closed on November 8, 2021 (“IPO”), including (a) one Lionheart Class A Common Stock and (b) one-half of a warrant, with whole warrants entitling the holder thereof to purchase one Lionheart Class A Common Stock at an exercise price of $11.50 per share; (2) “Lionheart Private Warrants” shall mean (a) each warrant issued in private placements at the time of the consummation of the IPO, entitling the holder thereof to purchase one Lionheart Class A Common Stock at an exercise price of $11.50 per share and (b) each warrant issued as a component of Lionheart Private Units; and (3) “Lionheart Public Warrants” shall mean each warrant issued as a component of the Lionheart Public Units.

The Company is not obligated to deliver any Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable, and the Company will not be obligated to issue Ordinary Shares upon exercise of a Public Warrant unless the Ordinary Shares issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Public Warrant.

The Company agreed that as soon as practicable, but in no event later than 30 days after the closing of the Business Combination, the Company would use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the Ordinary Shares issuable upon exercise of the Public Warrants and thereafter will use its best efforts to cause the same to become effective within 60 business days following the closing of the Transactions and to maintain a current prospectus relating to the Ordinary Shares issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of that certain warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Lionheart (the “Warrant Agreement”). As a registration statement covering the Ordinary Shares issuable upon exercise of the Public Warrants was not effective by the 60th business day after the closing of the Transactions, holders of the Public Warrants may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders of the Public Warrants will not be able to exercise their Public Warrants on a cashless basis. Once the Public Warrants become exercisable, the Company may call the Public Warrants for redemption:

● in whole and not in part;

● at a price of $869,118.16 per warrant (post-7:1, 10.89958:1, 8:1 and 4.8828125 reverse stock splits);

● upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

● if, and only if, the reported last reported sale price of the Ordinary Shares equals or exceeds $1,360,358.80 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of Ordinary Shares upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification. The Company will use its best efforts to register or qualify such shares under the blue sky laws of the state of residence in those states in which the Public Warrants were offered.

The Company has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each holder of the Public Warrants will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $1,360,358.80 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $$869,118.16 warrant exercise price (post-7:1, 10.89958:1, 8:1 and 4.8828125 reverse stock splits) after the redemption notice is issued.

If the Company calls the Public Warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of Public Warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of Ordinary Shares issuable upon the exercise of Public Warrants. If the Company’s management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average last reported sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option to the Company if they do not need the cash from the exercise of the Public Warrants after the closing of the transactions contemplated by the BCA, the SID and the Ancillary Agreements.

A holder of a Public Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a stock dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one (1) minus the quotient of (x) the price per share of Ordinary Shares paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for the Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of the Ordinary Shares on account of such Ordinary Shares (or other shares of the Company’s capital stock into which the Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Share and any voting rights until they exercise their Public Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by Company shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the warrant holder.

The Company has agreed that, subject to applicable law, any action, proceeding or claim against the Company arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Shareholder Rights Agreement

On January 30, 2026, the Board of Directors (the “Board”) of the Company authorised the issuance of one preferred share purchase right (a “Right”) for each outstanding Ordinary Share, or such Ordinary Shares of the Company as are in issue on the Record Date as a result of any consolidation of such Ordinary Shares. The Rights will be issued on March 2, 2026, to the shareholders of record on March 2, 2026. The complete terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), dated as of February 13, 2026, between the Company and Continental Stock Transfer & Trust Company, as rights agent.

The Board adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 10% or more of the outstanding Ordinary Shares without the prior approval of the Board. As a result, the overall effect of the Rights Agreement and the issuance of the Rights may be to render more difficult or discourage a merger, tender or exchange offer or other business combination involving the Company that is not approved by the Board. However, the Rights Agreement should not interfere with any merger or other business combination approved by the Board.

Summary of the Rights Agreement

The Rights. The Rights will initially trade with, and will be inseparable from, the Ordinary Shares. The Rights are evidenced only by book-entry credits that represent Ordinary Shares.

Exercise Price. Each Right will allow its holder to purchase from the Company one Series A Preferred Share (a “Preferred Share”) for US$0.0001 (the “Exercise Price”), once the Rights become exercisable.

Exercisability. The Rights will not be exercisable until ten (10) days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 10% or more of the outstanding Ordinary Shares.

Certain synthetic interests in securities created by derivative positions—whether or not such interests are considered to be ownership of the underlying Ordinary Shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934—are treated as beneficial ownership of the number of the Company’s Ordinary Shares equivalent to the economic exposure created by the derivative position, to the extent actual Ordinary Shares of the Company are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the rights plan are excepted from such imputed beneficial ownership.

The Company refers to the date when the Rights become exercisable as the “Distribution Date.” Until that date, any transfer of Ordinary Shares will constitute a transfer of Rights. After that date, the Rights will separate from the Ordinary Shares and be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of Ordinary Shares. Any Rights held by an Acquiring Person are void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person.

●	Flip In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person (and its affiliates and associates) may, for US$0.0001, purchase one Preferred Share in the Company for each one Ordinary Share held in the Company. The aggregate Preferred Shares shall have a liquidation preference of US$250 million, plus any accrued and unpaid dividends thereon, payable in cash and in priority to any payment or distribution to holders of Ordinary Shares upon any change of control not pre-approved by the Board, liquidation, dissolution, or winding up of the Company. A fixed cumulative cash dividend shall be payable to the holders of Preferred Shares at an annual rate of 18.5% per annum on the liquidation preference amount, accruing daily and payable quarterly in arrears on customary quarter-ends, in priority to any dividend or distribution on Ordinary Shares. To the extent not lawfully paid in cash (e.g., due to insufficient distributable profits), dividends will accrue.

●	Flip Over. If the Company is later acquired in a merger or similar transaction after the Distribution Date, all holders of Rights except the Acquiring Person may purchase shares of the acquiring company at a discount to the market value of the acquiring company’s shares.

Notional Shares. Shares held by affiliates and associates of an Acquiring Person, and notional Shares held by counterparties to a derivatives contract with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Expiration. The Rights will expire on the earliest of (i) the close of business on the first anniversary of the date of the Rights Agreement, or (ii) the time at which the Rights are redeemed as provided in Clause 23 of the Rights Agreement, or (iii) the date upon which the liquidation preference, and all interest thereon, has been paid by the Company to the holders of the issued Preferred Shares.

Redemption. The Board may redeem the Rights for US$0.0001 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of US$0.0001 per Right. The redemption price will be adjusted if we have a stock split or stock dividends of the Ordinary Shares.

Anti-Dilution Provisions. The Board may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or Ordinary Shares. No adjustments to the Exercise Price of less than 1% will be made.

Amendments. The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, the Board may not amend the Rights Agreement in a way that adversely affects holders of the Rights.

Transfer Agent

The transfer agent for the Ordinary Shares is Continental Stock Transfer & Trust Company.

Comparison of Irish and Delaware Corporate Governance And Shareholder Rights

As a public limited company incorporated under the laws of Ireland, the rights of our shareholders are governed by applicable Irish law, including the ICA, and not by the law of any U.S. state. As a result, our directors and shareholders are subject to different responsibilities, rights and privileges than are applicable to directors and shareholders of U.S. corporations. The applicable provisions of the ICA differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the ICA applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. The applicable provisions in respect of the Company under the Company’s Amended and Restated Memorandum and Articles of Association is also set out where relevant. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and Irish law. You are also urged to carefully read the relevant provisions of the Delaware General Corporation Law and the ICA for a more complete understanding of the differences between Delaware and Irish law. See “Description of Securities – Shareholder Rights Agreement”.

	Ireland	Delaware
Principal Applicable Legislation	The ICA	Delaware General Corporation Law, as amended from time to time (“DGCL”)

Shareholder Voting Rights	Under the Amended and Restated Memorandum and Articles of Association, each holder of our Ordinary Shares is entitled to vote for each Ordinary Share that he or she holds as of the record date for the meeting. We may not exercise any voting rights in respect of any shares held as treasury shares. Any shares held by our subsidiaries will count as treasury shares for this purpose, and such subsidiaries cannot therefore exercise any voting rights in respect of those shares.

Each stockholder is entitled to one vote for each share of capital stock held by the stockholder, unless the certificate of incorporation provides otherwise.

If issued, the voting rights of holders of preferred stock will be determined by the certificate of incorporation or the certificate of designation with respect to such preferred stock.

Shareholder Voting	Except where a greater majority is required by the ICA or otherwise prescribed by the Company’s Amended Memorandum and Articles of Association, any question, business or resolution proposed at any general meeting shall be decided by a resolution approved by a simple majority of votes cast, in person or by proxy, at a general meeting of the Company shareholders at which a quorum is present (referred to under Irish law as an “ordinary resolution”).	Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

	An ordinary resolution is needed, among other matters, to appoint a Company director (where the appointment is by shareholders), to remove a Company director and to provide, vary or renew the Company’s directors’ authority to allot relevant securities.	-	the approval of the board of directors; and

		-	the approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of the corporation entitled to vote on the matter.

	Irish law requires approval of certain matters by a resolution approved by not less than 75% of the votes cast, in person or by proxy, at a general meeting of shareholders at which a quorum is present (referred to under Irish law as a “special resolution”).		A corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder.

A special resolution is needed, among other matters, to amend the Company’s Amended Memorandum and Articles of Association, to disapply statutory pre-emption rights on the issuance of equity securities of the Company and to reduce the Company’s issued share capital.

Additionally, the rights attaching to a particular class of shares may only be varied if (a) the holders of seventy five percent (75%) of the nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation.

Shareholder Rights Plan	Subject to applicable law, the Company’s Amended Memorandum and Articles of Association provides the Board with the power to adopt a shareholder rights’ plan upon such terms as the Board deems expedient in the best interests of the Company, and to exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for ordinary Shares or preference shares in the capital of the Company in accordance with the terms of such rights plan. The Company’s ability to adopt a rights plan or to take other anti-takeover measures after the Board has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent would be restricted by the frustrating actions prohibition of the Irish Takeover Rules. A number of Irish companies have pre-existing rights plans, which automatically trigger in specified circumstances without the need for a target board decision (other than a decision to disarm), although the validity of these plans has not been tested with the Irish Takeover Panel or in the Irish courts.

Appraisal Rights		Stockholders have appraisal rights in certain circumstances as provided for under the DGCL.

Quorum	The quorum is set in the Company’s Amended Memorandum and Articles of Association. Two members present in person or by proxy and having the right to attend and vote at the meeting and together holding shares representing more than 50% of the votes that may be cast by all members at the relevant time shall be a quorum at a general meeting; provided, however, that at any time when the Company is a single-member company, one member of the Company present in person or by proxy, at a general meeting of it shall be a quorum.	Under Delaware law, a corporation’s certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Proxy

Under Irish law, a shareholder may designate another person to attend, speak and vote at a general meeting of the company on their behalf by proxy, which proxy need not be a shareholder.

Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy.

Voting rights may be exercised by shareholders registered in the share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in accordance with the Amended Memorandum and Articles of Association. The Amended Memorandum and Articles of Association permits the appointment of proxies by our shareholders to be notified to us electronically, when permitted by our directors.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Distributions and Dividends; Repurchases and Redemptions

Under Irish law, the Company may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) out of distributable profits. In addition, no dividend may be paid or other distribution, share repurchase or redemption made by the Company unless the net assets of the Company are equal to, or exceed, the aggregate of the Company’s called-up share capital plus its un-distributable reserves and the dividend or other distribution, share repurchase or redemption does not reduce the Company’s net assets below such aggregate amount.

Under Delaware law, subject to any restriction in the corporation’s certificate of incorporation, the board may declare and pay dividends out of:

- Surplus of the corporation, which is defined as net assets less statutory capital; or

	The Company’s Amended Memorandum and Articles of Association authorizes the Board to pay such dividends as appears to the Board to be justified by the profits of the Company.	- If no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year;

	The Board may also recommend a dividend to be approved and declared by the Company’s shareholders at a general meeting, provided that no such dividend may exceed the amount recommended by the Board.	provided, however, that if the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets, the board may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Under Delaware law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Number of Directors

The ICA provides for a minimum of two directors. Under the Company’s Amended and Restated Memorandum and Articles of Association, the number of directors shall from time to time be not less than two nor more than seven.

Under the Company’s Amended and Restated Memorandum and Articles of Association, the Board will be divided into three classes designated as Class I, Class II and Class III. The term of the Class I directors shall terminate at the conclusion of the Company’s 2026 annual general meeting; the term of the initial Class II directors shall terminate on the conclusion of the Company’s 2027 annual general meeting; and the term of the initial Class III directors shall terminate on the conclusion of the Company’s 2025 annual general meeting. Directors are eligible to stand for re-election at the relevant annual general meeting. Directors shall be re-elected for a three-year term.

Under the DGCL, the board of directors must consist of at least one member. A typical certificate of incorporation and bylaws would provide that the number of directors will be fixed from time to time by a vote of the majority of the authorized directors.

Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.

Vacancies on Board of Directors

Any vacancy on the Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director in accordance with the Company’s Amended and Restated Memorandum and Articles of Association, may be filled by a majority of the directors then in office or by ordinary resolution of the shareholders (i.e., a simple majority of the members attending and voting). The replacement director will hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation.

In the event of a contested election (i.e., where the number of the Company director nominees exceeds the number of the Company directors to be elected), each of those nominees shall be voted upon as a separate resolution and the directors of the Company shall be elected by a plurality of the votes cast in person or by proxy at any such meeting. “Elected by a plurality” means the election of those of the Company director nominees equaling in number the number of positions to be filled at the relevant general meeting that receive the highest number of votes.

A typical certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred shares, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of shareholders at which the term of the class of directors to which the newly elected director has been elected expires.

Removal of Directors

Under Irish law, the Company’s shareholders may remove a director without cause by ordinary resolution before the expiration of his or her period of office by way of ordinary resolution, provided that at least 28 clear days’ notice of the resolution is given to the Company, and the shareholders comply with the relevant procedural requirements of the ICA. Under Irish law, one or more Company shareholders representing not less than 10% of the paid-up share capital of the Company carrying voting rights may requisition the holding of an extraordinary general meeting at which a resolution to remove a director and appoint another person in his or her place may be proposed.

The power of removal is without prejudice to any claim for damages for breach of contract (e.g., an employment contract) that the director may have against the Company in respect of his or her removal.

A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred shares, directors may be removed at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).

Committees	Under the Amended and Restated Memorandum and Articles of Association, the directors of the Company may establish one or more committees consisting in whole or in part of members of the Board. The composition, function, power and obligations of any such committee will be determined by the Board from time to time.

Amendment of Governing Documents	The Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution of the shareholders.

Under Delaware law, amendments to a corporation’s certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment.

If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL. Under the DGCL, the board of directors may amend bylaws if so authorized in the certificate of incorporation. The stockholders of a Delaware corporation also have the power to amend bylaws.

Liability and Indemnification of Directors and Officers

Subject to exceptions, the ICA does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

The exceptions allow a company to (i) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company and (ii) indemnify a director or other officer against any liability incurred in defending proceedings, whether civil or criminal (a) in which judgement is given in his or her favor or in which he or she is acquitted or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

Under the Amended and Restated Memorandum and Articles of Association, subject to certain limitations and so far as may be permitted by the ICA, each director, officer or employee of the Company, and each person who is or was serving at the request of the Company as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, as more particularly described in the section titled “ Limitation on Liability and Indemnification of Directors and Officers.”

It is expected that the Company will purchase and maintain directors and officers insurance on behalf of its directors, secretary, and employees.

Under the ICA, a director of the Company may be liable to the Company where such director acts in breach of certain of his or her fiduciary duties.

Delaware law permits a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

1. any breach of his or her duty of loyalty to the corporation or its stockholders;

2. acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

3. intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

4. any transaction from which he or she derives an improper personal benefit.

Notice of General Meetings

The Company’s Amended and Restated Memorandum and Articles of Association requires that an annual general meeting shall be convened by not less than twenty-one clear days’ notice.

The Company’s Amended and Restated Memorandum and Articles of Association requires that, subject to the ICA, all extraordinary general meetings shall be convened by not less than 21 clear days’ notice except that they may be called by not less than 14 clear days’ notice where (i) all members, who hold shares that carry rights to vote at the meeting, are permitted to vote by electronic means at the meeting; and (ii) a special resolution reducing the period of notice to 14 days has been passed at the immediately preceding annual general meeting, or at a general meeting held since that meeting.

“clear days” means calendar days and excludes: the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

Annual General Meeting

We are required to hold annual general meetings at intervals of no more than 15 months after the previous annual general meeting, provided that an annual general meeting is held in each calendar year following our first annual general meeting, and no more than nine months after our fiscal year-end.

The only matters which must, as a matter of Irish law, be transacted at an annual general meeting are the consideration of the Irish statutory financial statements, the report of the directors, the report of the auditors on those statements and that report and a review by the members of our affairs. If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office.

Typical bylaws provide that annual meetings of shareholders are to be held on a date and at a time fixed by the board of directors.

General Meeting	Shareholders’ meetings may be convened by the board of directors on the requisition of the shareholders or, if the Board fails to so convene a meeting, such extraordinary general meeting may be convened by the requisitioning shareholders where the requisitioning shareholders hold not less than 10% of the paid up share capital of the Company. Any action required or permitted to be taken at any annual or extraordinary general meetings may be taken only upon the vote of the shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with the Company’s Amended and Restated Memorandum and Articles of Association and the ICA. Unanimous consent of the holders of the Ordinary Shares shall be required before the shareholders may act by way of written resolution without a meeting.	Under Delaware law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Shareholders’ Suits

The Company’s Amended and Restated Memorandum and Articles of Association provides that any dispute or claim arising out of or in connection with the Company’s Amended and Restated Memorandum and Articles of Association will be governed by, and construed in accordance with, the laws of Ireland and that the courts of Ireland will have exclusive jurisdiction to settle any dispute arising out of or in connection with the Company’s Amended and Restated Memorandum and Articles of Association.

The Company’s Amended and Restated Memorandum and Articles of Association separately provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Exchange Act or the Securities Act.

Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the DGCL have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Preemptive Rights	Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro rata basis, commonly referred to as the statutory preemption right. However, we have opted out of these preemption rights in the Amended Memorandum and Articles of Association as permitted under Irish law. Because Irish law permits this opt-out to last for a maximum of five years, the Amended Memorandum and Articles of Association provides that this opt-out will lapse five years after the adoption of the Amended Memorandum and Articles of Association. Such opt-out may be renewed by a special resolution of the shareholders. A special resolution requires not less than 75% of the votes cast at a general meeting of our shareholders. This opt-out was renewed by special resolution of the shareholders at the adjourned annual general meeting held on December 1, 2025, and will remain in effect until November 21, 2030. If the opt-out is not renewed, shares issued for cash must be offered to our preexisting shareholders pro rata before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for noncash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).	Under Delaware law, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	Under the Amended Memorandum and Articles of Association, we may issue shares subject to the maximum authorized share capital contained in the Amended Memorandum and Articles of Association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of our shareholders, referred to under Irish law as an “ordinary resolution.” Our authorized share capital may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish law, the directors of a company may issue new ordinary shares without shareholder approval once authorized to do so by its constitution or by an ordinary resolution adopted by our shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it may be renewed by shareholders by an ordinary resolution. Accordingly, the Amended Memorandum and Articles of Association authorizes our Board of Directors to issue new ordinary shares without shareholder approval for a period of five years from the date of the adoption of the Amended Memorandum and Articles of Association. This authorization was renewed by ordinary resolution of the shareholders at the adjourned annual general meeting held on December 1, 2025, and will remain in effect until December 21, 2030.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. The board may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Issue of New Shares	Under the Amended Memorandum and Articles of Association, we may issue shares subject to the maximum authorized share capital contained in the Amended Memorandum and Articles of Association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of our shareholders, referred to under Irish law as an “ordinary resolution.” As a matter of Irish law, the directors of a company may issue new ordinary shares without shareholder approval once authorized to do so by its constitution or by an ordinary resolution adopted by our shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it may be renewed by shareholders by an ordinary resolution. Accordingly, the Amended Memorandum and Articles of Association authorizes our Board of Directors to issue new ordinary shares without shareholder approval for a period of five years from the date of the adoption of the Amended Memorandum and Articles of Association.	Under Delaware law, if the company’s certificate of incorporation so provides, the directors have the power to authorize the issuance of additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.

Different Classes of Shares

Without prejudice to any rights attached to any existing shares, we may issue shares with such rights or restrictions as we determine by an ordinary resolution approved by our shareholders. As a matter of Irish company law, the directors of a company may issue new ordinary shares without shareholder approval once authorized to do so by the constitution or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution (if we wish to issue shares). The Amended Memorandum and Articles of Association authorizes our board of directors to issue new ordinary shares without shareholder approval for a period of five years from the date of adoption of such constitution, which is expected to be effective as of the completion of the business combination. We may also issue shares which are, or are liable to be, redeemed at the option of us or the holder.

Whenever our share capital is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either with the written consent of the holders of 75% in nominal value of the issued shares of the class (excluding shares held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class (but not otherwise), and may be so varied or abrogated either while we are a going concern or during or in contemplation of a winding up.

The rights conferred upon the holders of any class of shares issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by our purchase or redemption of our own shares or by the creation or issue of further shares ranking pari passu therewith or subordinate thereto.

A company’s Delaware’s certificate of incorporation may authorize the board of directors:

1. to provide for the issuance of one or more series of preferred stock;

2. to establish from time to time the number of shares to be included in such series; and

3. to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each such series.

General Provisions Governing a Liquidation; Liquidation Distributions

Our duration is unlimited. We may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of our shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns.

The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors, are prescribed in the Amended Memorandum and Articles of Association and the ICA.

Upon the dissolution of a Delaware corporation, after satisfaction of the claims of creditors, the assets of that corporation would be distributed to stockholders in accordance with their respective interests, including any rights a holder of shares of preference shares may have to preferred distributions upon dissolution or liquidation of the corporation.

Acquisition of Treasury Share and Reduction of Share Capital

We may reduce our authorized but unissued share capital in any manner permitted by the ICA. We also may, by special resolution (approved by not less than 75% of the votes cast at a general meeting of our shareholders) and subject to confirmation by the Irish High Court, reduce our issued share capital in any way permitted by the ICA.

For purposes of Irish law, repurchases of our shares may be effected by a redemption if the repurchased shares are redeemable shares or are deemed to be redeemable shares by the Amended Memorandum and Articles of Association.

The Amended Memorandum and Articles of Association provides that, unless the board of directors determines otherwise, each of our shares shall be deemed to be a redeemable share on, and from the time of, the existence or creation of an agreement, transaction or trade between us and any person pursuant to which we acquire or will acquire our shares, or an interest in our shares, from the relevant person. Redeemable shares of ours shall have the same characteristics as any other of our shares save that they shall be redeemable in accordance with the arrangement.

Under Delaware law, a corporation, by an affirmative vote of a majority of the board of directors, may reduce its capital by reducing or eliminating the capital represented by shares of capital stock which have been retired, by applying to an already authorized purchase redemption, conversion or exchange of outstanding shares of its capital stock some or all of the capital represented by shares being purchased, redeemed, converted or exchanged or any capital that has not been allocated to any particular class of capital stock or by transferring to surplus capital some or all of the capital not represented by any particular class of its capital stock or the capital associated with certain issued shares of its par value capital stock. No reduction of capital may be made unless the assets of the corporation remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.

Rights of Inspection	Under Irish law, our shareholders have the right to: (i) receive a copy of the Amended Memorandum and Articles of Association; (ii) inspect and obtain copies of the minutes of our general meetings and resolutions; (iii) inspect and receive a copy of our register of members, register of directors and secretaries, register of directors’ interests, register of directors’ service contracts and memoranda and other statutory registers that we maintain; (iv) receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to our shareholders prior to an annual general meeting; and (v) receive balance sheets of any of our subsidiaries that have previously been sent to our shareholders prior to an annual general meeting for the preceding 10 years.

Delaware law allows any stockholder in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from:

1. the corporation’s stock ledger, a list of its stockholders, and its other books and records; and

2. a subsidiary’s books and records, to the extent that: (a) the corporation has actual possession and control of such records of such subsidiary; or (b) the corporation could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand: (i) the stockholder inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the corporation or the subsidiary and a person or persons not affiliated with the corporation; and (ii) the subsidiary would not have the right under the law applicable to it to deny the corporation access to such books and records upon demand by the corporation.

Standard of Conduct for Directors	The directors of the Company have certain statutory and fiduciary duties as a matter of Irish law. All of the directors have equal and overall responsibility for the management of the Company (although directors who also serve as employees may have additional responsibilities and duties arising under their employment agreements (if applicable), and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The ICA provides specifically for certain fiduciary duties of the directors of Irish companies, including duties:		Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interests of the stockholders.
	-	to act in good faith in what the director considers to be in the best interests of the company;	Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

	-	to act honestly and responsibly in relation;

	-	to the conduct of the affairs of the company;

	-	to act in accordance with the company’s constitution and to exercise their powers only for the purposes allowed by law;

	-	not to misuse the company’s property, information and/or opportunity;

	-	not to fetter their independent judgment;

	-	to avoid conflicts of interest;

	-	to exercise care, skill and diligence; and

	-	to have regard for the interests of the company’s shareholders.

	Other statutory duties of directors include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, maintaining certain registers, making certain filings and disclosing personal interests. Directors of public limited companies will have a specific duty to ensure that the company secretary is a person with the requisite knowledge and experience to discharge the role. Directors may rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (1) other directors, officers or employees of the company whom the director reasonably believes to be reliable and competent in the matters prepared or presented, (2) legal counsel, public accountants or other persons as to matters the director reasonably believes to be within their professional or expert competence or (3) a committee of the board of which the director does not serve as to matters within its designated authority, which committee the director reasonably believed to merit confidence.		In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or breakup of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders